Exhibit 10.1

Cover to the PLAN OF EXCHANGE AGREEMENT dated 9th day of January, 2008, by and among AMSTAR FINANCIAL HOLDINGS, INC., ("AFLH"), and HONGKONG MERIT ENTERPRISE LIMITED,("MERIT") and its subsidiaries, SHAANXI Xidenghui TECHNOLOGY STOCK CO., LTD ("XIDENHUI"), including SHAANXI BAI SHUI DU KANG LIQUOR CO., LTD. ("Du Kang"), (all of which shall be collectively referred to as "Du Kang").